Exhibit 99.1

Contact: William B. Boni VP, Investor Relations/ Corp. Communications (781) 994-0300 www.ArQule.com

FOR IMMEDIATE RELEASE:

ARQULE REPORTS FISCAL 2013 YEAR END AND

FOURTH QUARTER RESULTS

Conference call scheduled today at 9:00 a.m. eastern time

Woburn, MA, March 5, 2014 – ArQule, Inc. (NASDAQ: ARQL) today announced its financial results for the year and for the fourth quarter ended December 31, 2013.

The Company reported a net loss of $24,600,000 or $0.39 per share, for the year ended December 31, 2013, compared with a net loss of $10,872,000 or $0.18 per share, for the year ended December 31, 2012.  For the quarter ended December 31, 2013, the Company reported a net loss of $5,956,000 or $0.10 per share, compared with net loss of $5,296,000 or $0.09 per share, for the quarter ended December 31, 2012.

At December 31, 2013, the Company had a total of approximately $95,100,000 in cash and marketable securities.

Operational Milestones

Tivantinib (ARQ 197)

•
Implementation of a worldwide clinical development program consisting of two Phase 3 trials testing tivantinib as single agent therapy against best supportive care in MET biomarker-defined, second-line populations of patients with hepatocellular carcinoma (HCC);

•
Presentation of final data from the discontinued Phase 3 MARQUEE trial in non-squamous, non-small cell lung cancer (NSCLC) demonstrating clinical benefit in the pre-defined patient subgroup whose tumors expressed high levels of MET protein;

•
Announcement by our partner Kyowa Hakko Kirin of top-line results from the amended Phase 3 ATTENTION trial in non-squamous NSCLC showing trends toward improved clinical benefit in the intent to treat (ITT) population.

Pipeline / Discovery

•	Re-acquisition of worldwide rights to compounds, including ARQ 092, covered under the Company’s discovery collaboration with Daiichi Sankyo;

•	Progress in Phase 1a testing with ARQ 092, a selective inhibitor of the Akt/PI3K pathway, and ARQ 087, a multi-kinase inhibitor with pan-FGFR activity.

Plans for 2014

“During 2014, we plan to pursue the clinical development of our product candidates and to advance our discovery activities principally in the following ways,” said Paolo Pucci, chief executive officer of ArQule.

Tivantinib

“We begin 2014 with two Phase 3 trials underway worldwide with tivantinib as single agent therapy for second line patients with MET-high HCC,” said Mr. Pucci. “These include the METIV-HCC trial, conducted by Daiichi Sankyo and ArQule, with the primary endpoint of overall survival (OS), and the Phase 3 JET-HCC (Japanese Evaluation of Tivantinib in Hepatocellular Carcinoma), conducted by Kyowa Hakko Kirin, with the primary endpoint of progression-free survival (PFS).

“Our objectives for the ongoing tivantinib trials include:
•	timely progress toward the enrollment of the METIV-HCC trial;
•	support for the efforts of Kyowa Hakko Kirin toward the enrollment of the JET-HCC trial;
•	support for the National Institutes of Health (NIH) investigator-led clinical trials.

“Pipeline Products: ARQ 092 and ARQ 087
•	complete and announce data from the ongoing Phase 1a trial with ARQ 087;
•	complete and announce data from the ongoing Phase 1a trial with ARQ 092 and;
•	initiate Phase 1b for either ARQ 092 or ARQ 087.

“Discovery
•	complete hit-to-lead activity on one target and initiate a second hit-to-lead project;
•	initiate lead optimization on one program.

“At the end of 2013, ArQule had $95.1 million in cash and marketable securities,” said Mr. Pucci. “We expect that these available financial resources will be sufficient to finance our working capital requirements into 2016.”

Revenues and Expenses

Revenues for the year ended December 31, 2013 were $15,914,000 compared with revenues of $36,414,000 for the year ended December 31, 2012.  For the quarter ended December 31, 2013, revenues were $2,275,000, compared with revenues of $5,143,000 for the quarter ended December 31, 2012.  The $20.5 million revenue decrease in 2013 was primarily due to revenue decreases of $15.5 million from our Daiichi Sankyo AKIPTM agreement that ended in November 2012, $1.5 million from our Daiichi Sankyo ARQ 092 agreement that ended in June 2013 and $5.2 million from our Daiichi Sankyo tivantinib program. These decreases were partially offset by $1.7 million of other revenue related to a one-time research project.

Fiscal 2013 research and development expenses were $27,555,000, compared with $33,966,000 for fiscal 2012.  Fourth quarter 2013 research and development expenses were $5,337,000, compared with $7,246,000 for the fourth quarter 2012.  The $6.4 million decrease in research and development expense in 2013 was primarily due to lower labor related costs of $1.7 million from attrition and $1.0 million from the July 2013 restructuring, $1.1 million lower outsourced clinical and product development costs principally related to our Phase 1 and 2 programs for tivantinib, reduced lab expenses of $0.8 million, lower professional fees of $0.5 million, and other cost reductions of $1.3 million. The $1.9 million decrease in research and development expense in the fourth quarter of 2013 was primarily due to lower labor related costs of $0.4 million from attrition and $0.8 million from the July 2013 restructuring, and lower lab expenses of $0.3 million.

General and administrative expenses for fiscal 2013 were $12,836,000, compared to $13,852,000 for fiscal 2012.  Fourth quarter 2013 general and administrative costs were $3,125,000, compared with $3,352,000 for the fourth quarter 2012.  General and administrative expense in 2013 decreased primarily due to lower professional fees of $0.6 million and $0.2 million lower labor and related costs from the July 2013 restructuring.

2014 Financial Guidance

For 2014, ArQule expects net use of cash to range between $35 and $38 million.  Revenues are expected to range between $8 and $10 million.  Net loss is expected to range between $30 and $33 million, and net loss per share to range between $(0.48) and $(0.52) for the year.  ArQule expects to end 2014 with between $57 and $60 million in cash and marketable securities.

Conference Call and Webcast

ArQule will hold a conference call today at 9:00 a.m. Eastern Time.

Date:	Wednesday, March 5, 2014
Time:	9:00 a.m., Eastern Time
Conference Call Numbers
Domestic:	(877) 868-1831
International:	(914) 495-8595
Webcast:	www.arqule.com

A replay of the conference call will be available beginning two hours after the completion of the call until March 7, 2014 and can be accessed by dialing toll-free (855) 859-2056 or (800) 585-8367 and outside the U.S. (404) 537-3406.  The confirmation code for replayed calls is 31423627.

About ArQule

ArQule is a biotechnology company engaged in the research and development of next-generation, small-molecule cancer therapeutics.  The Company’s targeted, broad-spectrum products and research programs are focused on key biological processes that are central to human cancers.  ArQule’s lead product, in Phase 2 and Phase 3 clinical development, is tivantinib (ARQ 197), an oral, selective inhibitor of the c-MET receptor tyrosine kinase.  The Company’s pipeline includes: ARQ 092, designed to inhibit the AKT serine/threonine kinase, and ARQ 087, designed to inhibit fibroblast growth factor receptor (FGFR).  ArQule’s current discovery efforts, which are based on the ArQule Kinase Inhibitor Platform (AKIP™), are focused on the identification of novel kinase inhibitors that are potent, selective and do not compete with ATP (adenosine triphosphate) for binding to the kinase.

This press release contains forward-looking statements regarding the Company’s clinical trials with tivantinib (ARQ 197) and other candidate compounds in earlier stages of development, as well as forward-looking statements related to the Company’s financial guidance for 2014 (including estimates of net use of cash, revenues, net loss, net loss per share and cash and marketable securities at the end of 2013), corporate objectives, ability to fund operations with current cash and marketable securities, and its agreements with Daiichi Sankyo, Inc. and Kyowa Hakko Kirin.  These statements are based on the Company’s current beliefs and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially.  Positive information about pre-clinical and early stage clinical trial results does not ensure that later stage or larger scale clinical trials will be successful. For example, tivantinib, ARQ 092 and ARQ 087 may not demonstrate promising therapeutic effects; in addition, they may not demonstrate appropriate safety profiles in current or later stage or larger scale clinical trials as a result of known or as yet unanticipated side effects. The results achieved in later stage trials may not be sufficient to meet applicable regulatory standards or to justify further development. Problems or delays may arise during clinical trials or in the course of developing, testing or manufacturing these compounds that could lead the Company or its partners to discontinue development.  Even if later stage clinical trials are successful, unexpected concerns may arise from analysis of data or from additional data. Obstacles may arise or issues may be identified in connection with review of clinical data with regulatory authorities, and regulatory authorities may disagree with the Company’s view of the data or require additional data or information or additional studies.  In addition, the planned timing of initiation and completion of clinical trials for tivantinib are subject to the ability of the Company or Daiichi Sankyo, Inc., its partner, and Kyowa Hakko Kirin, a licensee of tivantinib, to enroll patients, enter into agreements with clinical trial sites and investigators, and overcome other technical hurdles and issues related to the conduct of the trials for which each of them is responsible that may not be resolved.  Drug development involves a high degree of risk. Only a small number of research and development programs result in the commercialization of a product.  Positive pre-clinical data may not be supported in later stages of development.  Furthermore, ArQule may not have the financial or human resources to successfully pursue drug discovery in the future.  Moreover, Daiichi Sankyo has certain rights to unilaterally terminate the tivantinib license, co-development and co-commercialization agreement.  If it were to do so, the Company might not be able to complete development and commercialization of tivantinib on its own. For more detailed information on the risks and uncertainties associated with the Company’s drug development and other activities, see the Company’s periodic reports filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements.

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ArQule, Inc.
Condensed Statement of Operations and Comprehensive Loss
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Research and development revenue (1)	$2,275	$5,143	$15,914	$36,414

Costs and expenses:
Research and development	5,337	7,246	27,555	33,966
General and administrative	3,125	3,352	12,836	13,852
Restructuring	(17)	-	650	-
Total costs and expenses	8,445	10,598	41,041	47,818

Loss from operations	(6,170)	(5,455)	(25,127)	(11,404)

Interest income	105	151	502	445
Interest expense	(14)	(7)	(32)	(26)
Other income, net	123	15	57	113
Net loss	(5,956)	(5,296)	(24,600)	(10,872)

Unrealized gain (loss) on marketable securities	(18)	(58)	(35)	108

Comprehensive loss	$(5,974)	$(5,354)	$(24,635)	$(10,764)

Basic and diluted net loss per share:
Net loss per share	$(0.10)	$(0.09)	$(0.39)	$(0.18)

Weighted average basic and diluted common shares outstanding	62,550	62,304	62,480	59,821

(1)
Research and development revenue is shown net of collaboration contra-revenue of $0.5 million and $ 0.7 million, and $0.2 million and $3.9 million for the three and twelve months ended December 31, 2013 and 2012, respectively.

Balance sheet data (in thousands):	December 31, 2013	December 31, 2012

Cash, equivalents and marketable securities- short term	$74,695	$79,271
Marketable securities- long term	20,391	51,328
	$95,086	$130,599

Total assets	$98,179	$134,193
Notes payable	$1,700	$1,700
Stockholders’ equity	$60,626	$81,029